Exhibit 4.1

AMENDMENT AND TERMINATION

OF

SHAREHOLDER RIGHTS AGREEMENT

This Amendment and Termination (this “Amendment and Termination”) of the Rights Agreement (as defined below) is entered into as of April 8, 2013, between Mac-Gray Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York Limited Liability Trust Company, as Rights Agent (“AST”).  All capitalized terms used herein and not otherwise defined shall having the meaning ascribed to them in the Rights Agreement.

WITNESSETH:

WHEREAS, the Company is party to the Shareholder Rights Agreement, dated as of June 8, 2009 (the “Rights Agreement”) with AST, as Rights Agent;

WHEREAS, the Board of Directors of the Company has determined to terminate the Rights Agreement and, in furtherance thereof, the Company desires to enter into this Amendment and Termination pursuant to which the Rights Agreement will be amended to provide that (i) the Rights will expire at the Close of Business on April 8, 2013, and (ii) the Rights Agreement will be terminated upon the expiration of the Rights; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, prior to a Section 11(a)(ii) Event, supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of common stock of the Company.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.                       Amendment to Section 7(a).  The first sentence of Section 7(a) of the Rights Agreement is hereby amended to read as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on April 8, 2013 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii) or (iii) being herein referred to as the “Expiration Date”).  Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock of the Company may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.”

2.                       Termination.  Upon expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall terminate and be of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

3.                       Governing Law.  This Amendment and Termination shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

4.                       Counterparts.  This Amendment and Termination may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment and Termination to be duly executed as of the day and year first above written.

MAC-GRAY CORPORATION

Attest:

/s/ Linda Serafini		By:	/s/ Stewart Gray MacDonald, Jr.
Name:	Linda Serafini		Name:	Stewart Gray MacDonald, Jr.
Title:	Vice President, General Counsel and Secretary		Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

Attest:

/s/ Angelia Francis-Brown		By:	/s/ Michael A. Nespoli
Name: Angelia Francis-Brown		Name: Michael A. Nespoli
Title: Relationship Manager		Title: Senior Vice President

[Signature Page to Amendment and Termination of Shareholder Rights Agreement]